Exhibit 99.2

Welltower Announces Pricing of Tender Offer for Outstanding Notes

TOLEDO, Ohio, June 30, 2020 /PRNewswire/ — Welltower Inc. (NYSE:WELL) (“Welltower” or the “Offeror”), announced today the consideration payable in connection with its previously announced offer to purchase for cash (the “Offer”) up to $426,248,000 aggregate principal amount (the “Maximum Principal Amount”) of its 3.950% Notes due 2023 (CUSIP: 95040Q AE4/ ISIN: US95040Q AE44) and 3.750% Notes due 2023 (CUSIP: 42217K BA3/ ISIN: US42217K BA34) (collectively, the “Notes”) as described in the table below.

Title of Security	CUSIP / ISIN Nos	Principal Amount Outstanding	Acceptance Priority Level	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Early Tender Premium(1)(2)	Total Consideration (1)(2)
3.950% Notes due 2023	CUSIP: 95040Q AE4 ISIN: US95040Q AE44	$600,000,000	1	0.250% U.S. Treasury Notes due June 15, 2023	FIT1	+115 bps	$30	$1,079.42
3.750% Notes due 2023	CUSIP: 42217K BA3 ISIN: US42217K BA34	$500,000,000	2	0.250% U.S. Treasury Notes due June 15, 2023	FIT1	+130 bps	$30	$1,054.96

(1)	Per $1,000 principal amount.
(2)

The Total Consideration for Notes validly tendered prior to or at the Early Tender Time (as defined below) and accepted for purchase is calculated using the applicable Fixed Spread (as set forth in the table above) and is inclusive of the Early Tender Premium (as set forth in the table above).

The Offer was made on the terms and conditions set forth in the offer to purchase, dated June 16, 2020, as amended by the press releases dated June 16, 2020 and June 30, 2020, (as the same may be further amended or supplemented, the “Offer to Purchase”). The Offer will expire at 12:00 midnight, New York City time, at the end of July 14, 2020, unless extended or earlier terminated by the Offeror.

The Total Consideration for each U.S.$1,000 principal amount of Notes of each series validly tendered and accepted for purchase was determined in the manner described in the Offer to Purchase, so as to result in a price as of the Settlement Date based on a yield to the Par Call Date (as defined in the Offer to Purchase) or maturity date (in accordance with market practice) for the Notes of such series equal to the sum of the fixed spread listed above for such series plus the yield based on the bid-side price of the reference security (the “Reference Treasury”) listed above for such series, as quoted on the applicable page on the Bloomberg Bond Trader FIT1 series of pages, or any recognized quotation source selected by the dealer managers in their sole discretion if such quotation report is not available or manifestly erroneous, at 10:00 a.m., New York City time, today.

Only holders of Notes who validly tendered and did not validly withdraw their Notes at or prior to 5:00 p.m., New York City time, on June 29, 2020 (such time and date, as they may be extended, the “Early Tender Time”), are eligible to receive the Total Consideration for such Notes accepted for purchase. Holders of Notes will also receive accrued and unpaid interest on their Notes validly tendered and accepted for purchase from, and including, the last interest payment date to, but not including, the settlement date. Withdrawal rights for the Notes expired at 5:00 p.m., New York City Time, on June 29, 2020. On July 1, 2020, Welltower expects to pay for the Notes that were validly tendered prior to or at the Early Tender Time and that are accepted for purchase.

Since the Offer for the Notes was fully subscribed as of the Early Tender Time, Welltower will not accept for purchase any Notes validly tendered after the Early Tender Time. Because the aggregate principal amount of all Notes validly tendered and not validly withdrawn prior to the Early Tender Time does not exceed the Maximum Principal Amount, we will accept for purchase all such tendered Notes.

Welltower has retained BofA Securities, J.P. Morgan Securities LLC and Wells Fargo Securities, LLC to serve as dealer managers and D.F. King & Co., Inc. to serve as tender and information agent for the Offer. The full details of the Offer, including complete instructions on how to tender Notes, are included in the Offer to Purchase. Holders of Notes are strongly encouraged to carefully read the Offer to Purchase, including materials incorporated by reference therein, because they will contain important information. Requests for the Offer to Purchase and any related supplements may also be directed to D.F. King by telephone at (212) 269-5550 or (800) 252-8173 (toll free) or email at welltower@dfking.com. Questions about the Offer may be directed to BofA Securities by telephone at debt_advisory@bofa.com or (980) 387-3907 (collect), J.P. Morgan Securities LLC by telephone at (212) 834-2042 (collect) or (866) 834-4666 (toll free) and Wells Fargo Securities, LLC by telephone at (704) 410-4759 (collect) or (866) 309-6316 (toll-free).

This news release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities. The Offer is being made only by, and pursuant to the terms of, the Offer to Purchase. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the laws require the Offer to be made by a licensed broker or dealer, the Offer will be made by the dealer managers on behalf of the Offeror. None of the Offeror, the tender and information agent, the dealer managers or the trustee with respect to the Notes, nor any of their affiliates, makes any recommendation as to whether holders should tender or refrain from tendering all or any portion of their Notes in response to the Offer. None of the Offeror, the tender and information agent, the dealer managers or the trustee with respect to the Notes, nor any of their affiliates, has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in the Offer to Purchase.

Forward-Looking Statements

This press release may contain forward-looking statements. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to, Welltower’s ability to complete the Offer and those factors discussed in Welltower’s reports filed from time to time with the Securities and Exchange Commission. Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.